Exhibit 10.7

REVOLVING CREDIT AND TERM LOAN AGREEMENT

     This Revolving Credit and Term Loan Agreement is dated as of October 1, 2003, between XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Borrower”), and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

     A.     Subject to the terms and conditions set forth below, Bank has agreed to make the following loans to Borrower: (i) a three million three hundred seventy-four thousand seven hundred thirty-four and 33/100 dollar term loan ($3,374,734.33) (“Term Loan”), (ii) a two million two hundred thirty-eight thousand three hundred thirty-three and 48/100 dollar term loan ($2,238,333.48) (“Real Estate Loan”), and (iii) a seven million five hundred thousand and no/100 dollar revolving line of credit ($7,500,000) (“Revolving Line”).

     For valuable consideration received, it is agreed as follows:

     1.     DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa).

1.1. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 6.8. All financial data submitted pursuant to Section 6.8 shall be prepared in accordance with such principles. From time-to-time or as requested by the Bank, the Borrower may provide the Bank with financial or operating information about the Borrower which has been prepared primarily for the Borrower’s internal use or in direct response to a request from the Bank. Borrower will use its best efforts to ensure that such information is prepared consistently with previous versions of such information and is not misleading, but does not represent that such information will be consistent with GAAP.

1.2. “Acquisition Term Deduction” means the amount to be deducted from Borrower’s availability under the Borrowing Base to support the Term Loan; provided, however, that, so long as no Event of Default exists at the time of the request, the Acquisition Term Deduction may be temporarily waived by Borrower, in Borrower’s sole discretion, for a period not to exceed ninety (90) days during any fiscal year of the Borrower, upon the written request of Borrower to Bank, to cover working capital needs. The amount of the Acquisition Term Deduction is $1,000,000 at inception of this Agreement and shall be reduced dollar-for-dollar as the Term Loan is reduced through principal payments.

1.3. “Affiliate” means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of either Borrower; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by either Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.4. “Agreement” means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

1.5. “Borrowing Base” means, at any date of determination thereof, the sum of eighty percent (80%) of Borrower’s Qualified Receivables at such date, plus forty percent (40%) of Borrower’s Qualified Inventory at such date, minus the Acquisition Term Deduction, as determined by Bank based upon the most recent information relating thereto provided to Bank pursuant to Section 2.2.

1.6. “Borrowing Base Certificate” means each certificate from Borrower to Bank relating to the Borrowing Base, substantially in the form of Schedule “1.6” hereto.

1.7. “Borrowing Resolutions” means certified Resolutions from the Secretary of Borrower, in form and content as set forth on Schedule “1.7” attached hereto.

1.8. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

1.9. “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

1.10. “Cash Taxes” means taxes which are paid each year as required by the Internal Revenue Service, as shown on the tax returns of Borrower.

1.11. “Certificates of Good Standing” means a Certificate of Good Standing issued by the Secretary of State of incorporation for the Borrower and each Guarantor and such other states in which Borrower and each Guarantor does business and is required to domesticate or otherwise register, indicating that Borrower and each Guarantor is in good standing with the laws of such state(s).

1.12. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.13. “Collateral” means all property in which Bank is intended to have a security interest, as described in Section 3.

1.14. “Commitment” means the Bank’s obligation to make loans to the Borrower pursuant to this Agreement.

1.15. “Commitment Fee” means the amount payable by the Borrower to the Bank from the date hereof to the Termination Date, computed at a rate equal to one-quarter of one percent (.25%) per annum on the average daily amount of the unused portion of the Revolving Line payable quarterly on the 1st day of each January, April, July and October and on the Termination Date or such earlier date as the Revolving Line shall terminate as provided herein, commencing October 1, 2003.

1.16. “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

1.17. “Debt” means, including but not limited to: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any Liens, whether or not the obligations have been assumed.

1.18. “Debt Service Coverage Ratio” shall mean the ratio of (i) EBITDA for the preceding four (4) consecutive fiscal quarters of Borrower, to (ii) Borrower’s Debt Service Requirement for the same period.

1.19. “Debt Service Requirement” shall mean, on any given date, the sum of (i) interest expense (whether paid or accrued and including interest attributable to Capital Leases) for the immediately preceding four (4) consecutive quarters, (ii) scheduled principal payments on borrowed money for (a) during the first year of the Loan, the immediately following four (4) consecutive quarters, and (b) thereafter for the immediately preceding four (4) consecutive quarters, and (iii) scheduled capitalized lease expenditures for (a) during the first year of the Loan, the immediately following four (4) consecutive quarters, and (b) thereafter for the immediately preceding four (4) consecutive quarters, all determined without duplication and in accordance with GAAP, consistently applied. For purposes of computing the scheduled principal payments on borrowed money, the entire principal balance of the Revolving Line shall be excluded.

1.20. “EBITDA” shall mean net income plus (i) interest expense, (ii) depreciation, depletion, obsolescence, amortization of property, and tax amortization of goodwill (iii) capitalized lease expense, and (iv) tax expense, all determined in accordance with generally accepted accounting principles, consistently applied, and for a particular period.

1.21. ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

1.22. “Funded Debt” means any obligations of the Borrower and its Subsidiaries which are considered to constitute debt in accordance with GAAP, including indebtedness for borrowed money, interest bearing liabilities, subordinated debt, and indebtedness secured by purchase-money security interests; but excluding accounts payable and other short term non-interest bearing liabilities, future income taxes (both current and long-term), obligations under covenants not to compete and accrued liabilities.

1.23. “Funded Debt to EBITDA Ratio” means, on any date of determination, the ratio of (i) Funded Debt on the last day of the most recently completed fiscal quarter of the Borrower to (ii) EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

1.24. “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

1.25. “Initial Default” means any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

1.26. “Letter of Credit” means any letter of credit issued pursuant to Sections 2.2 and 2.3, for which, when issued, a Letter of Credit Fee should be paid.

1.27. “Letter of Credit Fee” means a fee of one and seventy-five hundredths percent (1.75%) per annum on the face amount of any Letter of Credit issued or renewed after the date hereof.

1.28. “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.)

1.29. “Loan” means advances under the Revolving Line, the Term Loan, or the Real Estate Loan.

1.30. “Loan Documents” means this Agreement, the Notes, the Security Agreement, the Mortgage, the UCC-1 Financing Statement and all other instruments, documents or agreements required under this Agreement.

1.31. “Matured Default” means any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

1.32. “Mortgage” means a first and prior real estate Mortgage, Assignment of Rents and Leases, Security Agreement and Financing Statement in favor of Bank on the Mortgaged Property, in form and content substantially as set forth on Schedule “1.32” hereto.

1.33. “Mortgaged Property” means the property set forth on Schedule “1.33” hereto.

1.34. “Mortgage Related Documents” means, with regard to the Mortgaged Property:

(i) the Title Insurance Binder prior to closing, and Title Insurance Policy within twenty (20) days of the Closing to Bank, evidencing only those exceptions acceptable to Bank;

(ii) an appraisal on the Mortgaged Property, in form and content satisfactory to Bank, evidencing an aggregate minimum value reasonably acceptable to Bank;

(iii) if required by Bank, a Phase I Environmental Audit from an auditor and in form and content acceptable to Bank; and

(iv) evidence that flood insurance is not required of Bank.

1.35. “Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

1.36. “Notes” means, separately and collectively, the Term Note, the Real Estate Note, and the Revolving Line Note.

1.37. “Obligations” means the Obligations defined in Section 3.

1.38. “Opinion of Borrower’s Counsel” means a legal opinion from Borrower’s legal counsel including, without limitation, the opinions relating to Borrower and this loan transaction as set forth on Schedule “1.38” attached hereto.

1.39. “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.40. “Permitted Liens” means, as to Borrower and all Subsidiaries:

(1) Liens in favor of the Bank;

(2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(3) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(4) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(6) The liens described on Schedule “1.40(6)”;

(7) Judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively bonded, stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

(9) Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

(a) Any property subject to any of the foregoing is acquired by the Borrower or any subsidiary in the ordinary course of its business; and

(b) Each such lien shall attach only to the property so acquired and fixed improvements thereon.

1.41. “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

1.42. “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

1.43. “Principal Office” means the Bank’s main office located at Seven East Second Street, BOk Tower-8th Floor, Tulsa, Oklahoma 74102.

1.44. “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

1.45. “Qualified Inventory” means the amount of inventory of Borrower located in the United States of America or Canada that is not subject to any Lien or adverse claim and that conforms to the representations and warranties contained in this Agreement and that is acceptable to the Bank in its sole discretion, less any packaging materials and supplies, damaged or unsalvageable goods returned or rejected by its customers, goods to be returned to its suppliers, goods in transit to third parties (other than its agent or warehouses) and goods out at contractors, and less any reserves required by the Bank in its sole discretion for special order goods, market value declines and bill and hold (deferred shipment) sales. Qualified Inventory includes spare parts owned by the Borrower for use in supporting its customers.

1.46. “Qualified Receivables” means and includes only accounts receivable of Borrower which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

1.46.1. The account is due and payable. No account shall be outstanding for more than ninety (90) days from the date of the applicable invoice.

1.46.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and the applicable Borrower has possession of or has delivered to Bank shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor.

1.46.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Bank.

1.46.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim, and no Borrower has received any notice of any such claim for credit, setoff, allowance, adjustment or counterclaim from or on behalf of the account debtor.

1.46.5. The account arose in the ordinary course of each Borrower’s business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by any Borrower or Bank.

1.46.6. Bank has not previously notified any Borrower that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards, or the account debtor has been adjudicated bankrupt or is subject to a similar proceeding.

1.46.7. The account is not evidenced by a judgment, an instrument or chattel paper.

1.46.8. The account debtor is not a governmental entity except that up to $1,000,000 of the total Qualified Receivables may be from governmental entities.

1.46.9. The account debtor is not a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of Borrower, and the account debtor and Borrower do not have common shareholders, officers or directors; provided that Bank specifically excludes any Bank Approved Account Debtor (defined below) from this subsection.

1.46.10. All receivables of one account debtor shall become ineligible if more than 10% of such receivables are over ninety (90) days past due from the invoice.

1.46.11. The account debtor (excluding any Bank Approved Account Debtor) cannot exceed 25% of the total accounts receivable, and any amounts over 25% will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Bank in its sole discretion.

1.46.12. With regard only to Sections 1.46.10 and 1.46.11, the term “Bank Approved Account Debtor” means an express written designation given by Bank in its discretion as to an account debtor on a semi-annual basis, effective January and

July of each calendar year. Borrower shall submit a proposed list of account debtors to Bank at least ten (10) days prior to the semi-annual designation date, which list must be accompanied by such information relating to the proposed account debtor as Bank may reasonably require. Bank shall advise Borrower on or before the applicable semi-annual effective date whether any or all of the proposed account debtors has been designated as a Bank Approved Account Debtor. Any such designation shall be effective only for the ensuing six (6) month period, and any designation by Bank shall have no relevance with regard to subsequent designations. The initially approved Bank Approved Account Debtors are Host Marriott Corporation, Marriott International, Hilton Hotels Corporation, Avaya Financial Leasing, Time Warner, Texas Cable Partners, and Union Electric Company (Ameren).

1.46.13. Qualified Receivables also include accrued accounts receivable that represent the Borrower’s legally billable, but not yet billed materials which have been shipped to its customer(s).

1.47. “Real Estate Note” shall mean the $2,238,333.48 Promissory Note in form and content as set forth on Schedule “1.47” attached hereto.

1.48. “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

1.49. Revolving Line Note” shall mean the $7,500,000 Promissory Note in form and content as set forth on Schedule “1.49” attached hereto.

1.50. “Security Agreement” means the Security Agreement and other Collateral documents described in Section 3.

1.51. “Subsidiaries” means, separately and collectively, any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

1.52. “Tangible Net Worth” means, without duplication, as at any time of determination thereof, net worth less (a) all intangible items, including without limitation, goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset, all reserves and any write-up in the book value of assets, and (b) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

1.53. “Termination Date” means December 31, 2004.

1.54. “Term Note” shall mean the $3,374,734.33 Promissory Note in form and content as set forth on Schedule “1.53” attached hereto.

1.55. “Title Insurance Binder” means an original mortgagee’s title guaranty binder or commitment in favor of Bank issued by a title insurer and agent satisfactory to Bank,

committing to issue an ALTA mortgagee’s title guaranty policy insuring the Mortgage to be a first and prior lien on the Mortgaged Property and improvements, containing only such exceptions which are acceptable to Bank.

1.56. “Title Insurance Policy” means an original fully paid ALTA mortgage title insurance policy issued pursuant to the Title Insurance Binder in an amount acceptable to Bank and insuring the Mortgage to be a first and prior lien on Borrower’s fee simple ownership interests (or leasehold, as applicable) in the Mortgaged Property and improvements, with no exceptions from coverage as to mechanics’ and materialmen’s liens, matters shown by a current survey, right of parties in possession, or such other exceptions as Bank shall approve.

1.57. “UCC” shall mean the Uniform Commercial Code of the State of Oklahoma.

1.58. “UCC-1 Chattel Check” means a UCC Information and/or Copy Request as to Borrower from the Chattel Records Division of the Oklahoma County Clerk, and from any other office deemed necessary or advisable by Bank, which chattel checks must evidence no conflicting security interests, except the Permitted Liens.

1.59. “UCC-1 Financing Statement” means a financing statement in form and content substantially as set forth on Schedule “1.59” attached hereto, which will be filed with the appropriate office and shall evidence perfection of a first and prior security interest in the collateral described in the Security Agreements in favor of Bank, except for the Permitted Liens.

     2.     AMOUNT AND TERMS OF THE LOANS.

2.1. Term Loan. Subject to the terms and conditions of this Agreement, the Bank agrees to loan Borrower $3,374,734.33, to be further evidenced by the Term Note. The purpose of the advance under the Term Note is to enable Borrower to refinance Borrower’s debt with Bank One.

2.2. Real Estate Loan. Subject to the terms and conditions of this Agreement, the Bank agrees to loan Borrower $2,238,333.48, to be further evidenced by the Real Estate Note. The purpose of the advance under the Real Estate Note is to enable Borrower to refinance Borrower’s debt with Bank One.

2.3. Revolving Line. Subject to the terms and conditions of this Agreement, and so long as no Initial Default or Matured Default has occurred, Bank agrees to loan to Borrower (by advancing funds or issuing Letters of Credit in amounts not to exceed $7,500,000 in the aggregate), such amounts up to $7,500,000 as Borrower may request from time to time on or before the maturity of the Revolving Line Note, provided that the aggregate principal amount of advances at any time outstanding shall not exceed the lesser of (i) $7,500,000 or (ii) the Borrowing Base. Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide Bank on the 10th day of each month with regard to the immediately preceding month all information requested in connection therewith, including without limitation a Borrowing Base Certificate. In the event Bank shall make advances in excess of the formula set forth above, any such advance shall, nevertheless, be secured by all Collateral. In the event outstanding advances with respect to Qualified Receivables or Qualified Inventory fail to comply with such formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Bank of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or (ii) provide additional Qualified Receivable or Qualified Inventory, without any additional advance being made by Bank with respect thereto, necessary to comply with the formulas required herein. Within the limits set forth in this Section 2.2, Borrower may borrow, repay and reborrow at any one time and from time to time.

2.4. Notice and Manner of Borrowing. The Borrower shall give the Bank at least one (1) Business Day’s notice of any Loans under this Agreement, specifying the date and amount thereof. Such notice shall be in writing or via telephone (with voice verification by the appropriate officer), no later than 10:00 a.m. (Tulsa time) on the date of such Loan and upon fulfillment of the applicable conditions, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Bank: Account styled Xeta Corporation, No. 209909011.

     3.     SECURITY. As security for any and all indebtedness, obligations or liabilities of every kind and description of Borrower to Bank, including, without limitation, all advances and Loans evidenced by the Notes, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrower to Bank in connection herewith, including any extensions, renewals or changes in form of any of the Notes, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the “Obligations”), Borrower grants to Bank the following liens and security interests and also agrees as follows:

3.1. A first and prior security interest in all assets of Borrower including, without limitation, accounts, inventory, equipment, software, general intangibles and chattel paper of Borrower, whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement set forth on Schedule “3.1” attached hereto.

3.2. A first and prior mortgage lien against the Mortgaged Property, as evidenced by the Mortgage.

3.3. All proceeds and products of the foregoing.

3.4. Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Bank in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Bank and legal counsel.

     4.     CONDITIONS PRECEDENT.

4.1. Closing. The commitment of Bank to advance funds under the Notes shall be conditioned upon the following being satisfied:

4.1.1. Borrower shall execute and /or deliver to Bank the following:

4.1.1.1. This Agreement;

4.1.1.2. Revolving Line Note;

4.1.1.3. Term Note;

4.1.1.4. Real Estate Note;

4.1.1.5. Mortgage;

4.1.1.6. Security Agreement;

4.1.1.7. Financing Statement;

4.1.1.8. Opinion of Borrower’s Counsel;

4.1.1.9. Borrowing Resolutions;

4.1.1.10. Certificates of Good Standing;

4.1.1.11. Chattel Check;

4.1.1.12. Mortgage Related Documents;

4.1.1.13. All schedules to this Agreement;

4.1.1.14. Any other instruments, documents or agreements reasonably requested by Bank in connection herewith.

4.1.2. The following statements shall be true and correct.

A. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct; and

B. No Initial Default or Matured Default has occurred and is continuing or will occur as a result of the execution, delivery and/or performance by Borrower under any of the Loan Documents.

4.1.3. The Bank shall have received such other approvals, opinions, instruments, documents and/or agreements which it may reasonably request.

     5.     REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

5.1. Incorporation, Good Standing, and Due Qualification. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State in which it is incorporated; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

5.2. Corporate Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders which has not been given; (2) contravene Borrower’s charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

5.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

5.4. Financial Statements. The balance sheet of Borrower as of July 31, 2003, the related statements of income and retained earnings of Borrower for the nine (9) months then ended, are complete and correct and fairly present the financial condition of Borrower at such dates and the results of the operations of Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since July 31, 2003, there has been no material adverse change in the condition (financial or otherwise), business or operations of Borrower. There are no liabilities of Borrower, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since July 31, 2003. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

5.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

5.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower or the ability of Borrower to carry out its obligations under the Loan Documents. Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

5.7. Litigation. There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents. Any litigation which does exist is set forth in detail satisfactory to Bank on Schedule “5.7” hereto, but Borrower represents to Bank that such litigation does not violate this Section 5.7.

5.8. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.4, and none of the properties and assets owned by Borrower, and none of its leasehold interests, are subject to any lien, except the Permitted Liens.

5.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

5.10. Operation of Business. To the best of its knowledge, Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

5.11. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

5.12. Debt. Schedule “5.12” is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrower, Borrower shall promptly notify Bank in the event any such obligation becomes non-contingent.

5.13. Environment. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Borrower has been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal or toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health or safety matters. Borrower has not received notice of, nor to its best knowledge knows of or suspects, facts which might constitute any violations of any federal, state or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, leaseholds, or other facilities. To Borrower’s best knowledge, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises; and accordingly the premises of the Borrower is free of all such toxic or hazardous substances or wastes. Except as disclosed in writing to Bank, there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup or disposal).

     6.     AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower will comply with the following:

6.1. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the states in which it does business, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

6.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

6.3. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.4. Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

6.5. Maintenance of Insurance. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Bank, any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty days prior notice to the Bank, and to provide for any other matters which the Bank may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability (including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker’s compensation, products liability and automobile liability.

6.6. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

6.7. Right of Inspection. At any reasonable time and from time to time, and following reasonable prior written notice, permit the Bank or any agent or representative thereof, to reasonably examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower’s independent accountants. Bank contemplates conducting at least semi-annual field audits of the Borrower’s property. Such inspections and field audits shall be conducted at the Bank’s expense.

6.8. Reporting Requirements. Furnish to Bank:

6.8.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Bank a copy of its Form 10Q that has been or will be filed with the Securities and Exchange Commission.

6.8.2. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending October 31, 2003, a copy of its Form 10K that has been or will be filed with the Securities and Exchange Commission. Such filing shall include an unqualified opinion on the Borrower’s financial statements acceptable to the Bank by independent accountants selected by Borrower and acceptable to the Bank;

6.8.3. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

6.8.4. Certificate of No Default. Within twenty (20) days after the end of each of the quarters of each fiscal year of Borrower a certificate of the chief financial officer of Borrower (a) certifying that to the best of his knowledge no Initial Default or Matured Default has occurred and is continuing, or if an Initial Default or Matured Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Section 8.;

6.8.5. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

6.8.6. Notice of Initial Defaults and Matured Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Initial Default or Matured Default, a written notice setting forth the details of such Initial Default or Matured Default and the action which is proposed to be taken by the Borrower with respect thereto;

6.8.7. ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any commonly controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

6.8.8. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.;

6.8.9. Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which each Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

6.8.10. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as the Bank may from time to time reasonably request.

6.9. Environment. Be and remain in material compliance with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Bank’s request, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

6.10. Operating Accounts. Maintain its primary operating accounts at Bank.

6.11. Guarantee of Subsidiaries. Cause any future Subsidiaries of Borrower to guarantee the Loan, and to execute any and all documentation required by Bank to evidence same.

     7.     NEGATIVE COVENANTS. So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement or any letter of credit issued in connection herewith, Borrower will not:

7.1. Negative Pledge. Create, incur, permit or suffer to exist any Liens upon any of its assets or properties, now owned or hereafter acquired, except for the Permitted Liens.

7.2. Debt. Create, incur, assume, or suffer to exist any Debt, except:

(1) Indebtedness arising out of this Agreement;

(2) Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year;

(3) Current liabilities for taxes and assessments incurred in the ordinary course of business;

(4) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms;

(5) Debt described in Schedule “5.12” but no voluntary prepayment, renewals, extensions, or refinancings thereof;

(6) Unsecured non-Bank Debt in addition to the debt described in Schedule “5.12” not to exceed $100,000 for the Borrower in the aggregate in any given fiscal year; and

(7) Accounts payable to trade creditors for goods or services which are not past due more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings.

7.3. Mergers, etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

7.4. Leases. Without Bank’s prior written consent, create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) leases existing on the date of this Agreement and any extensions or renewals thereof and (2) leases (other than Capital Leases) which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of One Hundred Thousand and no/100ths Dollars ($100,000). Bank agrees not to unreasonably withhold its consent and will endeavor to respond within ten (10) days to Borrower’s request therefor.

7.5. Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

7.6. Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

7.7. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory disposed of or leased in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) treasury stock.

7.8. Guaranties, etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except 1) guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business, and 2) aggregate guarantees less than $100,000.

7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

7.10. Fiscal Year. Not change its fiscal year end.

     8.     FINANCIAL COVENANTS. So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower shall comply with the following on a consolidated basis:

8.1. Funded Debt to EBITDA Ratio. Maintain at all times a Funded Debt to EBITDA Ratio of not greater than 3.5 to 1.

8.2. Minimum Tangible Net Worth. Maintain at all times a Tangible Net Worth of not less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000).

8.3. Debt Service Coverage Ratio. Maintain at all times a Debt Service Coverage Ratio not less than 1.25 to 1.

8.4. Capital Expenditures. Not make expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures would exceed $900,000 during any fiscal year of the Borrower.

     9.     EVENTS OF DEFAULT.

9.1. Events of Default. For purposes of this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(1) Borrower’s failure to pay the principal of, or interest on, the Notes, or any amount of a commitment or other fee within five (5) days after the date on which any such payment is due and payable;

(2) Borrower’s failure, inability or admission in writing of its inability generally to pay, its debts as such debts become due; or;

(3) Borrower’s making of an assignment for the benefit of creditors, or its filing of an application for the appointment by any tribunal of a custodian, receiver, or trustee for it or a substantial part of its assets or the commencement of any proceeding by or against Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more, or the taking by Borrower of any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or its sufferance of such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more.

(4) The rendering against Borrower of one or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand and no/100ths Dollars ($500,000.00) in the aggregate, and the continuance of such judgments, decrees, or order in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(5) The occurrence of any of the following events and the Borrower’s failure to cure same to the Bank’s reasonable satisfaction within forty-five (45) Business Days after receiving from the Bank written notice of the occurrence of such event and a demand for its cure:

(a) Any representation or warranty made by Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(b) Borrower’s failure to perform or observe any term, covenant, or agreement contained in this Agreement or any Loan Documents;

(c) Borrower’s failure (i) to pay any indebtedness for borrowed money (other than the Notes) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(d) The Borrower shall (i) contest the validity or enforceability of the Collateral documents (ii) deny that it has any further liability or obligation thereunder, or (iii) fail to perform any of its obligations thereunder;

(e) The Collateral documents shall cease, at any time after their execution and delivery and for any reason, (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral documents; or (ii) to be in full force and effect; or shall be declared null and void;;

(f) With respect to the Borrower and any commonly Controlled Entity under ERISA, there shall occur or exist (i) any Reportable Event or a complete or partial withdrawal from any Multiemployer Plans; (ii) any Prohibited Transaction; (iii) the filing of a notice of intent to terminate a Plan or a Plan is terminated; or (iv) circumstances which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC’s institution of such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00); or

(g) The Bank receives notice of a hazardous discharge or an environmental complaint; or any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; unless, within five (5) Business Days of the occurrence giving rise to the claim, (i) the Borrower can prove to the Bank’s satisfaction that the Borrower has commenced and is diligently pursuing either: (x) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (y) proceedings for an injunction, a restraining order, or other appropriate relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (ii) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim;

provided, however, that immediately upon the occurrence of any such event the Bank may suspend its commitment to make advances under the Revolving Line pending satisfactory cure of the default that said event will constitute upon expiration of the time provided for cure.

Upon the occurrence of any of the foregoing Events of Default under Section 9.1(1), 9.1(2), 9.1(3) and 9.1(4) or 9.1(5), which is not cured within the time provided for cure (if any), the Bank may exercise any or all of the following remedies: (a) declare its obligation to make loans to be terminated, whereupon the same shall forthwith terminate; (b) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Additionally, the Bank is hereby authorized at any time and from time to time, without further notice to

Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have, in this Agreement, any other loan document or at law or equity, including without limitation the right to accelerate the Notes upon the occurrence of a Matured Default.

     10.     MISCELLANEOUS.

10.1. Material Information: The Bank acknowledges that the Borrower is a public company subject to state and federal securities laws and regulations regarding the dissemination of material, non-public information. The Bank also acknowledges that it will, from time-to-time be in possession of material information about the Borrower’s financial condition or financial results which has not been disclosed publicly by the Borrower; that the deliberate or inadvertent dissemination of such information could cause irreparable harm to the Borrower; and it shall use all reasonable care to safeguard such information from unauthorized disclosure. Furthermore, to facilitate the Borrower’s compliance with Regulation FD, in the event that such information is disclosed, the Bank agrees to notify Borrower of any disclosure of such information within 24 hours of the Bank’s knowledge that such disclosure has occurred.

10.2. Amendments, etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.3. Notices, etc. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Borrower:

XETA TECHNOLOGIES, INC. 1814 W. Tacoma Broken Arrow, OK 74012 ATTN: Robert Wagner, Chief Financial Officer Facsimile No.: 918.664.6876

If to Bank:

BANK OF OKLAHOMA, N.A. P.O. Box 2300 Tulsa, Oklahoma 74192 Attn: Stephen R. Wright, Senior Vice President Facsimile No.: (918) 295-0400

or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Bank pursuant to the provisions of § 2.4 shall not be effective until received by the Bank.

10.4. No Waiver. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

10.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

10.6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. If Bank is required to pursue enforcement action to collect the Obligations due to a default by Borrower hereunder or under any of the Loan Documents, Borrower also agrees to pay all costs, expenses and fees, including court costs, incurred in connection with such enforcement action, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes (but not mortgage registration taxes where local law prohibits Borrower from doing so) and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

10.7. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

10.8. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

10.9. Governing Law, Jurisdiction and Venue. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma applicable to agreements made and to be performed entirely within the State of Oklahoma, without giving effect to its conflicts of laws provisions. The parties agree that, in any dispute between them relating to this Agreement or the Notes, exclusive jurisdiction shall be in the trial courts, Federal or State, sitting in the City of Tulsa, Oklahoma, or in Tulsa County, Oklahoma, and that venue shall lie only in such courts; and any and all objections as to such jurisdiction and venue are hereby expressly waived by each party.

10.10. Severability of Provisions. Any provision of any Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

10.11. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

10.12. Conflicts. To the extent any conflict exists under any of the Loan Documents, this Credit Agreement shall be controlling.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

“Borrower”

XETA TECHNOLOGIES, INC.

By	/s/ Robert B. Wagner

Name	Robert B. Wagner
Title	CFO

“Bank”

BANK OF OKLAHOMA, N.A.

By	/s/ Stephen R. Wright

Stephen R. Wright, Senior Vice President

Schedule “1.6”

(Borrowing Base Certificate)

Schedule “1.7”

(Corporate Borrowing Resolutions)

Schedule “1.32”

(Mortgage)

Schedule “1.33”

(Mortgaged Property)

Part of Lot One (1), Block One (1), GREENWAY BUSINESS PARK III, an Addition to the City of Broken Arrow, Tulsa County, State of Oklahoma, according to the Recorded Plat No. 4796, being more particularly described as follows:

Beginning at a point 466 feet East of the Northwest corner of said Lot 1; thence S 89°53’46” E 643.85 feet; thence N 35°58’48” E 170 feet; thence Southeasterly 52.65 feet along a curve to the left with a radius of 717.36 feet and a tangent bearing of S 54°01“12” E; thence S 58°13’32” E 156.16 feet; thence Southeasterly 161.88 feet along a curve to the left with a radius of 441.39 feet; thence S 41°03’02” W 393.26 feet; thence South 60.20 feet; thence S 00°02’00” W 263.30 feet; to a point on the North right-of-way line of West Tacoma Street; thence continuing along said right-of-way the following: N 89°55’59” W 155.22 feet; Northwesterly 118.36 feet along a curve to the right with a radius of 276.21 feet; N 65°20’27” W 14.17 feet; Westerly 137.44 feet along a curve to the left with a radius of 320.21 feet; N 89°55’59” W 260 feet; Southwesterly 140.56 feet along a curve to the left with a radius of 540.65 feet; thence N 00°18’14: E 610.86 feet to the point of beginning.

Schedule “1.38”

(Opinion of Borrower’s Counsel)

Schedule “1.40(6)”

(Permitted Liens)

General Electric Credit Corporation, under that certain Business Lease Agreement No. 4185891-001, evidenced by UCC Financing Statement no. 2003004178732, filed April 9, 2003, in the UCC records of the County Clerk of Oklahoma County, Oklahoma.

Schedule “1.47”

(Real Estate Note)

Schedule “1.49”

(Revolving Line Note)

Schedule “1.54”

(Term Note)

Schedule “1.59”

(UCC-1 Financing Statement)

Schedule “3.1”

(Security Agreement)

Schedule “5.7”

(Pending or Threatened Litigation)

Schedule “5.12”

(Debt)

     (i)  Renewal Term Note – May 1, 2003, with U.S. Bank National Association for $1,986,381.24 due December 31, 2003

     (ii)  Renewal Term Note – May 1, 2003, with Bank One, Oklahoma, NA for $2,427,799.30 due December 31, 2003

(These two term notes are being replaced by the Term Loan with BOk in the amount of $3,374,734.33)

     (iii)  Renewal Real Estate Term Note – May 1, 2003, with Bank One, Oklahoma, NA for $1,262,250.12 due December 31, 2003

     (iv)  Renewal Real Estate Term Note – May 1, 2003, with U.S. Bank National Association for $1,032,750.00 due December 31, 2003

(These two real estate notes are being replaced by the Real Estate Note with BOk in the amount of $2,238,333.48)

     (v)  Renewal Revolving Note – May 1, 2003, with Bank One, Oklahoma, NA for $4,125,000.00 due December 31, 2003

     (vi)  Renewal Revolving Note – May 1, 2003, with U.S. Bank National Association for $3,375,000.00 due December 31, 2003

(These two revolving notes are being replaced by the Revolving Note with BOk in the amount of $7,500,000.00)

     (vii)  Lease Agreement with Avaya Financial Services, 1 CIT Drive, Livingston, NJ 07039; Lease #X562270, Schedule #00030; 12 monthly lease payments of $21,416.26 secured by equipment installed at GMAC, One National General, Hazelwood, MO 63045 (Xeta Customer location).